EXHIBIT 10.1

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT, dated as of March 6, 2007, by and between Presson Advisory, LLC, an Arizona limited liability company (hereinafter “Seller”) and OrthoLogic Corp., an Arizona corporation (hereinafter “Buyer”).

WHEREAS, Seller is the owner of certain real property, commonly known as 4832 East McDowell Road, Phoenix, Arizona (the “Real Property”) more particularly described on Exhibit “A” attached hereto and made a part hereof; and

WHEREAS, Seller is desirous of selling, and Buyer is desirous of purchasing the Real Property together with all improvements thereon and all rights, privileges, and appurtenances associated therewith and all personal property and rights under Service Contracts (defined below) that are transferred to Buyer in the manner described herein (hereinafter, collectively, the “Property”);

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, it is agreed as follows:

1)	AGREEMENT

Subject to Buyer’s approval of the Property as described in the section of this Agreement entitled “Contingency Period,” Buyer hereby agrees to purchase the Property and Seller hereby agrees to sell the Property to Buyer upon the terms and conditions set forth in this Agreement and any addenda attached hereto.

Effective as of the date of Closing, Seller agrees to transfer and assign to Buyer all warranties and guarantees relating to the Property, all tangible fixtures and personal property at the Property, water rights, if any, al l service and other contracts affecting the operation or maintenance of the Property, except any property management contract (collectively, the "Service Contracts"), all licenses and governmental approvals and permits of any nature relating to the Property, all Property Documents (as that term is defined in Paragraph 7). Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be obligated to accept assignment of or assume any Service Contract that is not terminable, with or without cause, and without liability to Buyer, upon thirty (30) days or less notice so that Buyer may, in its own name and/or in the name of Seller, enforce such agreement and warranties and collect any liquidated or other damages payable pursuant thereto. Such Assignment shall be pursuant to a duly executed Assignment and Assumption of Contracts in the form attached hereto as Exhibit "C" (the "Assignment and Assumption of Contracts"). Copies of all written warranties, guarantees, contracts and agreements shall be delivered to Escrow Agent on or before Closing, and delivered to Buyer at Closing. Seller agrees that buyer shall also be provided access and use of the top plank of the monument sign located on McDowell, or such other monument signage as may be constructed on the Project, for no additional consideration.

2)	PURCHASE PRICE

(A)   In General. The Purchase Price for the Property shall be Three Million Six Hundred Fifteen Thousand Dollars ($3,615,000), payable by Buyer to Seller as follows:

By an Initial Earnest Money check to be delivered to Escrow Agent upon the deposit of this Agreement with the Escrow Agent	$50,000

By an Additional Earnest Money check to be delivered to Escrow Agent upon the expiration of the Contingency Period	$100,000

By cash or wire at Closing (as defined below) (the “Closing Payment”)	$3,465,000

PURCHASE PRICE	$3,615,000

(B)   Independent Contract Consideration. Buyer has, concurrently with its execution of this Agreement, delivered to Seller Buyer’s check in the amount of Fifty Dollars ($50.00), which amount Seller and Buyer agree has been bargained for as consideration for Seller’s execution and delivery of this Agreement. Such consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is non-refundable in all events.

3)	EARNEST MONEY

Upon the deposit of this Agreement with the Escrow Agent, Buyer shall deposit with Escrow Agent an initial earnest money deposit in the amount of $50,000.00 (the "Initial Earnest Money"), which shall be in cash or check payable to Escrow Agent. Upon the expiration of the Contingency Period, Buyer shall deposit with Escrow Agent an additional earnest money deposit in the amount of $100,000.00 (the "Additional Earnest Money"). The Initial Earnest Money and the Additional Earnest Money are collectively referred to herein as the “Earnest Money,” and the Earnest Money shall be non-refundable to Buyer upon the expiration of the Contingency Period (provided that Buyer shall not have terminated this Agreement prior to the expiration of the Contingency Period); provided, however, that even after the expiration of the Contingency Period, Buyer shall be entitled to a refund of the Earnest Money (in addition to any other rights granted to Buyer expressly herein) in the event of a Seller default that continues unremedied beyond any applicable notice and cure or grace period or the failure of any condition precedent to closing expressly set forth herein that by its terms provides Buyer with the right to a return of the Earnest Money and/or a right to terminate this Agreement. Escrow Agent is instructed to place the Earnest Money in a federally insured money market or similar account subject to immediate withdrawal at a local bank or savings and loan institution. The Earnest Money shall be deemed to include all interest earned thereon. The Earnest Money shall be credited in favor of Buyer towards the Purchase Price upon the Closing. If the Earnest Money is forfeited to Seller as provided by this Agreement, Seller shall retain such funds, regardless of whether Buyer closes this escrow, as consideration for, among other things, taking the Property off the market while the Property is under contract. After the expiration of the Contingency Period (provided that Buyer shall not have terminated this Agreement prior to the expiration of the Contingency Period), Buyer shall be entitled to the return of the Deposit if and only if Seller fails to timely cure a default under this Agreement or there is a failure of any condition precedent to closing expressly set forth herein that by its terms provides Buyer with the right to a return of the Earnest Money and/or a right to terminate this Agreement, and further provided in any such event that Buyer elects to cancel this Agreement.

4)	ESCROW

This transaction shall be placed for Closing and Escrow with Land America Lawyers Title, 2425 E. Camelback Road, Suite 700, Phoenix, Arizona 85016; Attention Ms. Judy Sorensen; telephone (602) 954-6774; fax (602) 954-7006; email jsorensen@landam.com (hereinafter “Escrow Agent”). Closing, Escrow and recording fees shall be paid by Seller. The "Opening Date" shall be the date on which a fully executed copy or counterpart copies hereof (including the acceptance by Broker), is delivered to and accepted by Escrow Agent, which shall be no later than two (2) business days after the date of this Agreement. Escrow Agent is hereby instructed to notify Buyer and Seller in writing of the Opening Date as soon as practicable. Each party shall cooperate with the Escrow Agent in executing and delivering such instruments and documents to the other or to any other entity that may be reasonably necessary to consummate this transaction. Possession of the Property shall be surrendered to Buyer on the date of Closing.

5.	PRORATION

The following adjustments to the Purchase Price paid hereunder shall be made between Seller and Buyer and shall be prorated (as applicable) on a per diem basis up to and including the Closing Date:

(A)
All expenses of the Property shall be prorated and apportioned as of 12:01 a.m. on the Closing Date, so that Seller shall bear all expenses with respect to the Property for the period preceding the Closing Date. Any expense amount which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of the parties' reasonable estimates of such amount and shall be the subject of a final proration outside of escrow sixty (60) days after the Closing Date or as soon thereafter as the precise amounts can be ascertained.

Items to be prorated shall include, without limitation, real estate taxes and personal property taxes with respect to the Property; expenses under all Service Contracts that are assumed by Buyer; and utility charges payable by the owner of the Property.

(B)
Real property taxes, personal property taxes, special assessment districts, improvement district assessments, association dues and fees, and public improvement bonds applicable to the Property (collectively referred to as “Periodic Taxes and Assessments”) will be prorated between Seller and Buyer as of the Closing Date, based upon the actual amount of taxes (excluding interest and penalties) that are due and payable on the Property for the year in which the closing occurs or, if this amount is not available, an estimate of the taxes based upon the best available information to Escrow Agent. In addition to Seller being responsible to fully pay and release any Seller liens, Seller will be responsible for the payment of: (i) all Periodic Taxes and Assessments that are attributable to the period of time prior to the Closing Date; and (ii) all penalties, late fees, and the like attributable to any Periodic Taxes and Assessments that were not paid when due. Buyer will be responsible for the payment of all Periodic Taxes and Assessments that are attributable to the period of time on and after the Closing Date.

(C)
If possible, in lieu of prorating utility charges, utility readings will be taken on the day prior to the Closing Date. Seller shall pay the charges for utility services based on such reading, and Buyer shall contract for such utilities and pay all utility expenses incurred after the Closing Date.

(D)
At the Closing, the net adjustment by reason of the closing costs incurred by the parties and by the foregoing prorations and apportionments, if in favor of Seller, shall be paid in immediately available funds to Escrow Agent, or, if in favor of Buyer, shall be paid by set off against the cash portion of the Purchase Price due at Closing.

6.	CONTINGENCY PERIOD AND CLOSING DATE

(A)
The “Contingency Period” for the purposes of this Agreement will expire at 5:00 p.m. (Arizona time) forty five (45) days after the Opening Date. In the event Buyer determines for any reason whatsoever that the Property or its condition is unsatisfactory or deficient in any respect, Buyer may elect to terminate this Agreement by delivering written notice thereof to Seller prior to the expiration of the Contingency Period. Buyer's failure to timely give such notice of termination shall be deemed Buyer’s approval of the Property and waiver of this Section 6. If Buyer elects to terminate this Agreement pursuant to this paragraph, the Escrow Agent shall immediately refund the Earnest Money to Buyer and, except as may otherwise be expressly provided in this Agreement, the parties shall thenceforth have no further rights or obligations under this Agreement.

(B)
The completion of the purchase and sale transaction described in this Agreement (“Close of Escrow”) will occur on a date selected by the Buyer that is reasonably acceptable to Seller (“Closing Date”), which date shall be no later than thirty (30) days after the expiration of the Contingency Period.

7)	DUE DILIGENCE

This Agreement and any liability on behalf of the Buyer in connection therewith, is contingent upon Buyer receiving the following items and being satisfied, or waiving satisfaction, in its sole discretion, with the condition of the Property, before the expiration of the Contingency Period:

(A)
Within five (5) calendar days after the Opening Date, Seller shall deliver to Buyer true and complete copies (including all modifications and correspondence) of the following documents to the extent possessed by Seller (the “Property Documents”):

(i) Copies of all Service Contracts, licenses and permits affecting the ownership, use, operation, maintenance, repair and development of the Property;

(ii) Copies of all insurance policies now in effect with respect to the Property, copies of any claims with respect to such policies;

(iii) All required governmental approvals and permits obtained to date and all notices and correspondence to and from any governmental agencies or the insurers of the Property relating to the use of the Property;

(iv) Copies of all documents relating to zoning of the Property, including any special use, nonconforming use or zoning variance granted with respect to the Property;

(v) Any currently existing plans and specifications for the improvements, any engineering reports, any mechanical reports (including HVAC), roof reports, seismographic reports, ADA compliance reports, and any architects’ certifications, certifying the square footage of the improvements;

(vi) All studies and reports relating to (a) hazardous or toxic materials or otherwise, including all Phase I and Phase II environmental reports, (b) water, sewage and drainage, or (c) which may in any way affect the Buyer’s use of the Property;

(vii) Copies of real estate tax bills (including special assessments) for the prior year;

(viii) Any construction warranties, including roof, building systems and landscaping;

(ix) An estimate of the future allocation of common area expenses, which may be more thoroughly set forth in the CC&Rs (defined below); and

(x) Copies of all building plans, diagrams and drawings, including mechanical, electrical, HVAC and communications systems.

Seller's obligation to provide Buyer with the Property Documents only extends to such documents that are in Seller’s possession. Seller’s inability to deliver or cause to be delivered any documents described in this Section 7 because it does not possess such documents shall not (a) extend the Contingency Period, or (b) constitute a default by Seller hereunder, and in the event of such failure, Buyer’s sole remedy shall be to terminate this Agreement prior to the end of the Contingency Period and have the Earnest Money refunded to Buyer.

(B)
During the Contingency Period Buyer shall have the right to physically inspect, and to cause one or more engineers or other representatives of Buyer to physically inspect, the Property without interfering with Seller's operation of the Property and to make such other review of information concerning the Property provided by the Seller and related information as Buyer deems necessary. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Buyer relating to the inspection of the Property will be solely Buyer's expense. Seller shall cooperate with Buyer in all reasonable respects in making such inspections; however, Seller shall not be obligated to expend funds or other costs in connection with such cooperation. Seller hereby reserves the right to have a representative present at the time Buyer conducts any inspection of the Property. Buyer shall notify Seller not less than one (1) business day in advance of making any such inspection. Buyer agrees to indemnify and hold Seller, its tenants, contractors and employees, harmless from any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including reasonable attorneys' fees and court costs) sustained by or threatened against Seller to the extent such result from or arise out of any inspections by Buyer or its authorized representatives pursuant to this paragraph b); provided that Buyer’s liability hereunder shall not extend to any injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages that arise as a result of the presence of hazardous materials on the Property that are uncovered as part of Buyer’s inspection.

(C)
All information disclosed by Seller to Buyer pursuant to paragraphs (A) and (B) above shall be treated by Buyer as confidential and secret and shall not be revealed or disclosed by Buyer to any third party whatsoever, provided, however, that such information may be disclosed to prospective lenders, investors, legal counsel, consultants or assignees of Buyer provided such third parties agree to maintain the confidentiality of such information. The aforesaid obligation of confidentiality shall not apply to any part of the information provided to Buyer that Buyer can prove by clear and convincing evidence was or has become publicly available through no fault of Buyer.

(D)
Within five (5) days from the Opening Date, Escrow Agent shall deliver to Buyer and Seller a current Commitment for Title Insurance or a Preliminary Title Report, together with legible copies of all documents referred to therein (collectively, the "Title Report") from the Title Insurer. The Title Report shall show the status of title to the Property as of the date of the Title Report and shall list Buyer as the proposed insured.

(E)
Within thirty (30) days from the Opening Date, Seller, at Seller’s sole cost and expense, shall deliver to Escrow Agent and Buyer a current ALTA survey of the Property (the "Survey"). In addition, as a condition to Closing, Seller, at Seller’s sole cost and expense, shall cause the real property of which the Property is a part to be legally subdivided (the “Lot Split”), and shall cause the revised legal descriptions for the Property after the Lot Split and the location of the Lot Split to be shown on the Survey. Seller reserves the right to record such customary covenants, conditions, easements and restrictions (“CC&Rs”) as Seller deems reasonably necessary relating to the Lot Split, each of which shall be subject to the prior approval of Buyer. Seller shall use diligent and commercially reasonable good faith efforts to complete the Lot Split as promptly as possible after the Opening Date. If, notwithstanding such efforts, Seller is unable to complete the Lot Split by the Closing Date, then Buyer shall have the right to either grant an extension of the Closing Date or cancel this Agreement and receive the return of its Earnest Money.

(F)
Buyer shall have a period of time beginning upon its receipt of the Title Report and legible copies of all documents referred to therein, and ending at the later of (i) ten (10) business days following Buyer's receipt of both the Title Report and the Survey, or (ii) 5:00 p.m., Mountain Standard Time, five (5) days prior to the date the Contingency Period expires (the "Title Review Period"), to review the Title Report and to give Seller and Escrow Agent notice of any title exception which is unacceptable to Buyer. Buyer shall have an additional five (5) business days after each receipt of any amended Title Report and any underlying documents relating to such amendment and/or any amended Survey to give Seller and Escrow Agent notice of any title exception not previously listed that is unacceptable to Buyer (including, without limitation, any exception discovered by Title Insurer’s physical inspection of the Property or any so-called “survey exception” added to the Title Report or any amended Title Report). If Buyer gives notice of dissatisfaction as to any exception to title as shown in the Title Report or any amended Title Report or amended Survey, Seller shall notify Buyer in writing prior to the end of the Contingency Period (or within three (3) business days of Seller's receipt of any objection given by Buyer after the end of the Contingency Period, but in a timely manner as provided herein) that (i) it will eliminate such objections by the Closing Date or (ii) it is unwilling or unable to eliminate such objections. Buyer's failure to timely approve or disapprove any exception shall be deemed Buyer’s approval thereof. Upon any cancellation in accordance with this Section, Escrow Agent shall, without further instruction from either party, return the Earnest Money (or so much thereof as has been deposited into escrow) and all interest earned thereon together with all documents deposited in escrow by Buyer to Buyer, return all documents deposited in escrow by Seller to Seller, and this Agreement and the escrow shall terminate.

8)	TITLE

Conveyance of the Property shall be by Special Warranty Deed in the form of Exhibit "B" attached hereto (the “Deed”). Seller shall cause Escrow Agent to provide Buyer with an ALTA extended coverage owner's policy of title insurance (the "Owner's Title Policy") at the Closing or as soon thereafter as is reasonably possible. The Owner's Title Policy shall be issued by the Title Insurer in the full amount of the Purchase Price, be effective as of the Closing Date, and shall insure Buyer that fee simple title to the Property is vested in Buyer, subject only to: (i) the usual printed exceptions and exclusions contained in such title insurance policies; (ii) the exceptions to title approved by Buyer as provided for in paragraph 7 (f) above; and (iii) any other matter approved in writing by Buyer or resulting from the acts of Buyer or Buyer's agents. Seller shall pay for the cost of the Owner's Title Policy.

9)	DEFAULTS

In the event of a default in performance by Seller, Buyer’s sole remedy shall be either (i) cancellation of this Agreement with the return of Buyer’s Earnest Money, plus reimbursement of up to $25,000 for out-of-pocket costs of Buyer incurred in connection with the transaction contemplated by this Agreement, including Buyer's attorneys' fees and costs, or (ii) file suit for specific performance of this Agreement, plus reimbursement of up to $25,000 for additional costs incurred by Buyer as a result of Seller's defaults under this Agreement, plus Buyer's attorneys' fees and costs directly related to the suit for specific performance. In the event of a default in performance by Buyer, Seller’s sole recourse and remedy shall be cancellation of this Agreement and forfeiture of Buyer’s Earnest Money.

10)	ENFORCEMENT

If either party finds it necessary to have legal counsel engage in enforcing or if any action is brought to enforce this Agreement or any provision thereof to rescind the same, to collect damages for an alleged breach thereof or for a declaratory judgment thereunder, the prevailing party in such action shall be entitled to reasonable legal fees in addition to costs and expenses of enforcement and/or suit. This Agreement shall be governed by the laws of the State of Arizona. The parties agree that the exclusive venue for any disputes that may arise in connection with this Agreement shall be the state and federal courts located in Maricopa County, Arizona.

11)	OTHER AGREEMENTS

Seller shall not enter into any contracts, leases, agreements or amendments to existing agreements or encumbrances affecting the Property while this Agreement remains in force prior to the Closing of this transaction without promptly informing Buyer in writing of all such actions. Except as provided in paragraph 18, Buyer shall have no right to approve of such transactions. Buyer shall not enter into any agreements that would threaten the security of (or decrease in any way) Seller’s right, title and interest in and to the Property prior to payment of the full Purchase Price therefor.

12)	NOTICES

All notices, elections, demands or other statements this Agreement requires or permits either party to give to the other shall be in writing and shall be personally delivered, deposited in a regularly maintained receptacle of the United States Mail in a sealed wrapper with first class and certified or registered postage applied, prepaid, return receipt requested, or be transmitted by telegram, an express courier carrier, or facsimile, which shall provide a receipt for delivery. Any person entitled to notice hereunder may from time to time designate to the others, in writing given in accordance with this paragraph, a different address for service of notice. All notices, elections, demands or other writings shall be deemed served upon receipt at the address designated herein as subsequently designated in accordance herewith. Notices are to be addressed to the respective parties as follows:

Seller:	Presson Advisory, LLC
c/o Presson Corporation
Attn: Daryl R. Burton
2122 E. Highland, Suite 400
Phoenix, Arizona 85016
Telephone: (602) 263-6000
Fax: (602) 265-6001

with a copy to:

James M. Barrons
Mariscal Weeks McIntyre & Friedlander PA
2901 N. Central Ave., Suite 200
Phoenix, Arizona 85012-2705
Telephone: (602) 889-5342
Fax: (602) 285-5100

Buyer:	OrthoLogic Corp.
Attn: Les M. Taeger
1275 West Washington Street
Tempe, Arizona 85281
Telephone: (602) 286-5414
Fax: (602) 926-2641

with a copy to:

Robert S. Bornhoft
Quarles & Brady LLP
Two North Central Ave.
Phoenix, Arizona 85004-2391
Telephone: (602) 230-5576
Fax: (602) 420-5172

13)	INTEGRATION

All inducements, covenants, promises and warranties have been reduced to writing herein. This Agreement constitutes the entire Agreement between the parties. Further, neither Buyer nor Seller is acting on any legal, economic, financial, value or tax advice from the Broker(s). All parties hereto acknowledge receiving a copy of this Agreement with all signatures thereon and initials affixed.

14)	REPRESENTATIONS AND WARRANTIES

Seller represents and warrants as of the date of this Agreement and as of the Closing Date:

(A)
Seller has not received notice from any governmental agency or official, whether federal, state or local, nor does the Seller have actual knowledge, that the Property or any operations conducted thereon, whether currently or in the past, are or were in violation of any law, rule, ordinance or regulation, including, without limitation, building codes.

(B)
Except as reflected in the Title Report, Seller has not entered into any unrecorded contracts, options, rights of first refusal, leases, easements, conveyances or other agreements affecting the use, title, occupancy or development of and rights appurtenant to the Property.

(C)	Seller has no Knowledge (defined below) of any defective condition, structural or otherwise, with respect to the Property

(D)
There is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller or the Property or any of the Service Contracts, or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(E)
Seller has not received any written notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Property, and to Seller’s Knowledge no Taking has been threatened.

(F)
To Seller’s Knowledge, except as set forth in any environmental reports actually delivered to Buyer as part of the Property Documents, the Property and all activities and conditions at the Property are in compliance with the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., as amended from time to time (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., as amended from time to time (“RCRA”), the Clean Water Act, 33 U.S.C. §§1251 et seq., as amended from time to time, the Clean Air Act, 42 U.S.C. §§7401 et seq., as amended from time to time, the Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., as amended from time to time, and with all other federal, state and local environmental statutes, ordinances, regulations, orders and requirements of common law, including without limitation: (A) those relating to the construction, operation, maintenance or repair of any improvements or equipment or other personal property, (B) the discharge, emission or release of any contaminant to the air, soil, surface water or ground water; the discharge of any dredge or fill material to a wetland or other water of the United States, (C) the storage, treatment, disposal or handling of any contaminant, or (D) the construction, operation, maintenance or repair of aboveground or underground storage tanks

(G)
The execution and delivery of this Agreement and the performance by Seller of its obligations under it have been duly authorized by all requisite limited liability company action, and will not conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Organization or Operating Agreement of Seller, and will not conflict with or result in a breach of any law, regulation or order, or any agreement or instrument to which Seller is a party or by which Seller is bound or the Property is subject; and this Agreement and the documents to be delivered by Seller pursuant to this Agreement, will each constitute the legal, valid, and binding obligations of Seller, enforceable in accordance with their respective terms, covenants, and conditions.

For purposes of this Agreement, “Knowledge” means the current actual knowledge of Daryl R. Burton, who, directly or indirectly, owns the controlling interest in Seller (the "Seller's Representative") and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or of any other officer, agent, representative, employee or advisor of Seller, or of any attorney or advisor to Seller, or impose upon the Seller's Representative any duty to inquire into or investigate the matter to which such actual knowledge, or absence thereof, pertains, and Seller's Representative shall have no liability with respect to statements, representations and warranties made herein. Buyer by execution of this Agreement acknowledges that it has the right to inspect the Property has provided herein. Except as otherwise expressly provided herein, Seller hereby specifically disclaims any warranty, guaranty representation, oral or written, past, present or future, of, to or concerning the nature and condition of the Property, including, without limitation, the water, soil and geology, and the existence of any environmental hazards or conditions thereon (including the presence of asbestos) or compliance with all applicable Laws. Buyer acknowledges that it is relying solely on its own inspections of the Property if any, and on any environmental reports it procures in determining the condition of the Property, it being expressly agreed and understood that Seller shall not be liable and hereby disclaims any liability for the completeness, accuracy, or inaccuracy of the information set forth in such reports. All warranties and representations, including those enumerated above, shall survive Closing.

15)	INSURANCE

Seller shall assign all existing casualty insurance on the Property to Buyer at Closing, if Buyer so desires and to the extent assignable.

16)	CASUALTY

In the event of damage to or destruction of all or any portion of the Property by fire or other casualty, Seller will promptly notify Buyer of the nature and extent of such damage or destruction, the amount estimated to be expended to repair or restore the damaged or destroyed Property or portion thereof, the amount, if any, of insurance proceeds that are available to make such repairs or restoration and the estimated period of time it would take to make such repairs and restoration. If the damage by fire or other casualty to the Property has not been repaired to the satisfaction of Buyer prior to the Closing hereunder, Buyer, in its sole discretion, may elect either to terminate this Agreement and receive a full refund of the Earnest Money or to proceed with Closing. If Buyer elects to proceed with Closing, this Agreement shall remain in full force and effect and Seller shall assign to Buyer any and all receipts of and claims for the insurance proceeds of such damage to or destruction of the Property, and Buyer shall take title to the Property with the assignment of such proceeds and subject to such damage to or destruction of the Property without reduction of the Purchase Price.

17)	CLOSING DOCUMENTS AND ITEMS

(A)
Seller’s Closing Documents and Items. By no later than the Closing Date, Seller will deliver physical possession of the Property to Buyer and also will execute, acknowledge (where applicable), and deliver to Escrow Agent the following documents and items:

1)   The Deed;

2)   The Assignment and Assumption of Contracts (and Seller shall also deliver to Buyer at Closing evidence of Seller’s termination of those Service Contracts not assumed by Buyer and payment of all sums owing to the parties to such Service Contracts);

3)   Limited liability company authorizations and corporate resolutions from Seller authorizing the consummation of this sale;

4)   An Affidavit of Property Value;

5)   A Non-Foreign Affidavit stating, under the penalty of perjury, that Seller is not a “foreign person” as defined in Section 7701 and Section 1445 of the Internal Revenue Code of 1986 (as may be amended from time to time) (“Code”) or any other evidence that Buyer is not required to withhold taxes from the purchase price under the Code;

6)   An approved closing settlement statement;

7)   Payment to Escrow Agent of all escrow fees and all recording costs for the transaction (all such items to be paid by Seller notwithstanding any contrary custom for the payment of any such amounts);

8)   A mutual cross easement agreement in a form mutually agreed to by the parties during the Contingency Period (the "MCEA"); and

9)   Any other documents that may be reasonably necessary or appropriate to perform and satisfy the obligations of Seller under this Contract.

(B)	Buyer’s Closing Documents and Items. By no later than the Closing Date, Buyer will deliver to Escrow Agent the following documents and items:

(1)   The Closing Payment;

(2)   The fully executed Assignment and Assumption of Contracts;

(3)   An Affidavit of Property Value;

(4)   Appropriate evidence of due authorization and proper formation of Buyer;

(5)   An approved closing settlement statement;

(6)   The MCEA; and

(7)   Any other documents that may be reasonably necessary or appropriate to perform and satisfy the obligations of Buyer under this Contract.

(C)
Title Policy. Concurrent with the Close of Escrow, Escrow Agent will irrevocably commit to issue to Buyer an extended coverage owner’s policy of title insurance in the amount of the Total Purchase Price insuring that Buyer is the owner of fee simple title to the Property, subject only to Escrow Agent’s standard exceptions and exclusions and those matters approved or deemed approved by Buyer and all endorsements required by Buyer (referred to as the “Title Policy”). The cost of the Title Policy will be paid by Seller. The obligation to provide the Title Policy will be satisfied if, at the Close of Escrow, Escrow Agent gives a binding commitment to issue the Title Policy in the form required under the Contract. Escrow Agent agrees, within a reasonable time following the Close of Escrow, to deliver the Title Policy to Buyer and, as applicable, Lender.

(D)
Closing. When Escrow Agent holds each of the closing documents listed under paragraphs (A) and (B) and is committed to issue the title policy described in (C) above, Escrow Agent is authorized to complete the Close of Escrow by:

(1)   Recording and delivering to Buyer the special warranty deed for the Property and the Affidavit of Property Value;

(2)   Recording and documents related to the assumption of the Existing Loan;

(3)   Issuing or irrevocably committing to issue the title policy described in paragraph 18(C) to Buyer;

(4)   Delivering to Buyer and Seller a final closing settlement statement in a form and content approved by Buyer and Seller;

(5)   Delivering to Seller, in immediately available funds, the Total Purchase Price, less only the amounts necessary to pay off any Seller liens, those delinquent taxes and assessments (if any) that Seller is required to pay and Seller’s closing costs and expenses (as allocated and prorated in this Agreement; and

(6)   Delivering to Seller and Buyer fully executed (where applicable) copies of the closing documents.

18)	OPERATIONS PENDING CLOSING

(A)
Pending Closing, Seller agrees that it will (i) carry on the business of Seller with respect to the Property in substantially the same manner as Seller has heretofore conducted such business and will not introduce any new method of management, operation, or accounting with respect to the Property; (ii) at its sole cost, maintain the Property in its present condition, normal wear and tear and casualty damage and condemnation excepted; (iii) maintain all insurance now in force with respect to the Property, and (iv) in a timely manner, comply with the terms of all Service Contracts and perform all of its contractual obligations with respect to the Property.

(B)
From and after the Opening of Escrow until Closing, Seller shall not enter into any new contracts relating to the Property or any new leases for any portion of the Property without prior written approval of Buyer.

19)	INTENTIONALLY DELETED

20)	CONDEMNATION

As of the date of Acceptance, Seller has no knowledge of any pending condemnation proceeding respecting any portion of the Property nor any contemplated to be initiated between the date of Acceptance and the date of Closing. If, prior to Closing, any condemning authority shall serve notice with respect to, or shall take all or any portion of the Property, Buyer may, at Buyer’s sole option, elect to cancel this Agreement by written notice to Seller and/or Escrow Agent prior to Closing, in which event all proceeds of such taking shall be paid over to Seller. In the event Buyer does not so cancel, said proceeds shall be paid to Buyer.

21)	FOREIGN INVESTMENT

Seller warrants that it is not a foreign person within the meaning of a Foreign Investment in Real Property Act (FIRPTA) and Internal Revenue Code Section 1445.

22)	TIME

Time is of the essence with regard to the performance by the parties of their respective obligations under this Agreement.

23)	AUTHORITY TO SIGN AND METHOD OF EXECUTION

The persons executing this Agreement represent and warrant that each has full power and authority to execute and deliver this Agreement and all documents contemplated hereby and to take all other actions necessary or desirable to complete this transaction on behalf of Buyer or Seller, as applicable, all of which shall be valid and binding on Buyer or Seller, as applicable, without the approval of any person or entity, including any bankruptcy or probate court, or the taking of any other action, except as otherwise expressly set forth herein. The parties agree that this Agreement may be executed in counterparts and it shall be effective upon exchange of facsimile signatures of the parties between the respective Brokers identified below. The parties also agree to mail a copy of this Agreement with an original signature to each other but failure to do this act shall not affect the validity of the Agreement.

24)	BINDING EFFECT

This Agreement is binding upon the parties hereto, their heirs, successors, personal representatives and assigns.

25)	COMMISSIONS

Each of the parties hereto warrants that they have not dealt with any real estate broker in reference to this transaction except Grubb & Ellis/BRE Commercial, LLC (Steve Mardian and Jeff Wentworth) and Commercial Properties, Inc. (Leroy Brienholt) (the “Brokers”). On Closing and not before, Seller agrees to pay the commission due to Brokers of: Grubb & Ellis/BRE Commercial, LLC $85,000.00; and Commercial Properties, Inc. $85,000.00. If any person other than the Brokers shall assert a claim to a finder's fee, brokerage commission, or any other compensation on account of alleged employment as a finder or broker or performance of services as a finder or broker in connection with this transaction, the party under whom the finder or broker is claiming shall indemnify and hold the other party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. This indemnity shall survive the Closing or cancellation and termination of this Agreement and the escrow. By execution hereof, Brokers agree to the terms hereof and to keep this Agreement confidential and not disclose the terms hereof to any third party.

26)	ASSIGNMENT

Buyer may not assign its rights under this Agreement prior to Closing without the prior written consent of Seller, which consent may be granted or withheld in the Seller’s sole discretion. Notwithstanding the foregoing to the contrary, Buyer shall have the right, without Seller's consent, to assign its rights under this Agreement prior to Closing to any entity in which it has an ownership interest and over which it exerts management control. No assignment of Buyer’s rights hereunder shall be effective unless and until: (i) Buyer’s assignee assumes, in writing, all of the obligations of Buyer under this Agreement; and (ii) there is delivered to Seller an original executed counterpart of the instrument whereby Buyer assigns its rights hereunder and whereby Buyer's assignee assumes the obligations of Buyer hereunder. Any purported assignment made by Buyer in violation of the provisions of this Paragraph 26 shall be void and shall vest no rights whatsoever in the purported assignee.

27) Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior or other negotiations, representations, understandings and agreements of, by or among the parties, express or implied, oral or written, which are fully merged herein.

28) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

29) Exhibits. All exhibits attached to this Agreement are incorporated by reference into and made a part of this Agreement.

31) No Waiver. Neither the failure nor any delay on the part of either party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

32)	TAX DEFERRED EXCHANGE

If either or both Seller or Buyer so requests, the other party shall cooperate with the requesting party to the extent reasonably necessary for the requesting party to qualify all or a portion of the sale or purchase of the Property as a tax deferred exchange within the meaning of Internal Revenue Code Section 1031; provided, however, that the non-requesting party shall not be obligated to take title to a property other than the Property, incur any additional expense (including attorneys' fees) or liability on account of its accommodation of the requesting party nor shall such tax deferred exchange delay the Closing Date.

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement, the day and year above written.

SELLER:

PRESSON ADVISORY, LLC
By:	Presson Corporation
its Manager

By:	/s/ Daryl R. Burton
Daryl R. Burton, President

BUYER:

ORTHOLOGIC CORP.

By:	/s/ Les M. Taeger
Print Name:	Les M. Taeger
Title:	SVP and CFO

APPROVED and ACCEPTED this 6th day of
March, 2007 by:

Land America Lawyers Title

By:	/s/ Patti Casillas
Escrow Agent

ACCEPTANCE BY BROKER

The provisions of this Agreement relating to the payment of brokerage commissions, including without limitation Paragraph 25 hereinabove, and confidentiality are hereby agreed to by the undersigned. The undersigned further agrees that it shall have no claim for a commission or other sum in connection with this transaction except as expressly set forth in Paragraph 25 of this Agreement and any separate written agreement with Seller. The undersigned waives, discharges and releases Seller and Buyer from any and all obligations whatsoever regarding the payment to the undersigned of any real estate brokerage commission in connection with the transaction except as expressly set forth in this Agreement. Furthermore, the signature of the undersigned shall not be required with respect to any termination, modification or amendment of this Agreement.

Grubb & Ellis/BRE Commercial, LLC		Commercial Properties, Inc.

By:	/s/ Steve Mardian	By:	/s/ Leroy Breinholt
Name:		Name:
Title:		Title:

EXHIBIT "A"

[Legal Description of Property to be attached
by Escrow Agent after the completion of the Lot Split]

EXHIBIT "B"
When recorded, return to:

SPECIAL WARRANTY DEED

For the consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, Presson Advisory, LLC, an Arizona limited liability company ("Grantor"), does hereby grant, sell and convey unto OrthoLogic Corp., the following described real property located in Maricopa County, Arizona:

See Exhibit "A" attached hereto and by this reference made a part hereof (the "Property")

together with all rights, easements and privileges appurtenant thereto.

SUBJECT TO: current taxes and other current assessments; patent reservations; all covenants, conditions, restrictions, reservations, easements and declarations, encumbrances, liens, obligations, liabilities or other matters of record or to which refer-ence is made in the public record (specifically excluding, however, all mortgages and deeds of trust executed by Grantor); any and all conditions, easements, encroachments, rights-of-way; and the applicable zoning and use regulations of any municipality, county, state, or the United States affecting the Property; and

Grantor warrants the title to the Property against all acts of Grantor and none other subject only to the matters above set forth.

IN WITNESS WHEREOF, the Grantor has caused these presents to be executed this ___ day of ______________, 2007.

PRESSON ADVISORY, LLC

By:	Presson Corporation
its Manager

By:
Daryl R. Burton, President

C-1

STATE of ARIZONA	)
) ss.
County of MARICOPA	)

The foregoing instrument was acknowledged before me this ____ day of ______________________, 2007, by _______________________________, the President of Presson Corporation, Inc., an Arizona corporation, as Manager, on behalf of Presson Advisory, LLC, an Arizona limited liability company.

Notary Public

My Commission Expires:

C-2

EXHIBIT "A" TO SPECIAL WARRANTY DEED

[Attach Legal Description of Property]

EXHIBIT "C"

ASSIGNMENT AND ASSUMPTION
OF CONTRACTS

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the "Assignment") is made to be effective as of _____________________ , 2007 (the "Effective Date"), between Presson Advisory, LLC, an Arizona limited liability company ("Assignor"), and OrthoLogic Corp., an Arizona corporation ("Assignee").

RECITALS:

A.   Assignor is also assigning to Assignee and Assignee is assuming all of Assignor's interest and obligations in, to and under the “Contracts,” which are all more fully described on Exhibit "A" attached hereto and incorporated herein by this reference and which pertain to or arise out of the ownership, operation or maintenance of the real property legally described on Exhibit "B" attached hereto and incorporated herein by this reference (the "Property").

AGREEMENTS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as set forth below.

1.   Assignment of Contracts, Trademarks, Property Documents and Proceeds. Assignor assigns, conveys and transfers to Assignee, all of Assignor's right, title and interest in, to and under the Contracts, Trademarks, Property Documents and Proceeds.

2.   Assumption of Contracts. Assignee assumes and agrees to pay all sums, and perform, fulfill and comply with all covenants and obligations to be performed and complied with by the holder of the interest of the person to whom service is due under the Contracts arising on or after the Effective Date.

3.   Assignee's Indemnification of Assignor Under The Contracts. Assignee shall and does indemnify Assignor against, and agrees to hold Assignor harmless from, liabilities and losses incurred by Assignor as a result of claims brought against Assignor relating to causes of action under the Contracts that accrue from and after the Effective Date.

4.   Assignor's Indemnification of Assignee Under The Contracts. Assignor shall and does indemnify Assignee against, and agrees to hold Assignee harmless from, all liabilities and any losses incurred by Assignee as a result of claims brought against Assignee, as Assignor's successor in interest under the Contracts, relating to causes of action under the Contracts that accrued before the Effective Date.

5.   Cooperation. Assignor covenants and agrees to reasonably cooperate with Assignee, upon Assignee's request, in making any claim or bringing any action under or on account of the Leases, Contracts, Tradenames or Proceeds or any of them; provided, however, it will be at no cost to Assignor.

6.   Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns.

7.   Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.   Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Arizona.

9.   Recitals. The Recitals set forth above are incorporated herein by this reference and are acknowledged by the parties to be true and correct.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the Effective Date.

ASSIGNOR:

PRESSON ADVISORY, LLC

By:	Presson Corporation
its Manager

By:
Daryl R. Burton, President

Date:

ASSIGNEE:

ORTHOLOGIC CORP.

By:
Print Name:
Title:

EXHIBIT "A" TO ASSIGNMENT

The "Contracts" include:

(a)   All warranties and guaranties (the "Warranties and Guaranties") relating to those certain buildings and all other improvements now located on the Property (collectively, the "Buildings");

(b)   The operations, supply, employment, maintenance, repair, service or other contracts and personal property leases relating to the Property and the Buildings and the ownership, operation and maintenance thereof listed on Schedule "A" attached to this Assignment (collectively, the "Service Contracts");

(c)   All licenses and governmental approvals and permits of any nature relating to the Property or the Buildings (collectively, the "Permits");

(d)   All contracts pertaining to the construction of the Buildings, together with all plans, specifications, drawings and architectural and engineering studies (collectively, the "Construction Documents").

The term "Trademarks" shall include all tradenames or trademarks or servicemarks used in connection with the Property and the Buildings, to the fullest extent the same are assignable under applicable law.

The term "Property Documents" shall have the same meaning as set forth in Paragraph 7 of the Agreement.

The term "Proceeds" includes all additions to, substitutions for and replacements of the items described above in this Exhibit "B," including all proceeds of the Warranties and Guaranties. The term "Proceeds" also includes whatever is received or receivable if any of the foregoing is sold, transferred, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary.

EXHIBIT "B" TO ASSIGNMENT

[LEGAL DESCRIPTION OF PROPERTY]

SCHEDULE "A" TO ASSIGNMENT

[ATTACH LIST OF SERVICE CONTRACTS TO BE ASSUMED BY ASSIGNEE PURSUANT TO THE AGREEMENT]